UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2009

EDISON INTERNATIONAL

(Exact name of registrant as specified in its charter)

CALIFORNIA	001-9936	95-4137452
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2244 Walnut Grove Avenue

(P.O. Box 800)

Rosemead, California 91770

(Address of principal executive offices, including zip code)

626-302-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Edison International based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International and its subsidiaries. Edison International has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International’s Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q.

Item 8.01	Other Events

2009 General Rate Case Decision

On March 12, 2009, the California Public Utilities Commission (“CPUC”) issued a final decision in Southern California Edison Company’s (“SCE”) 2009 General Rate Case. SCE is a subsidiary of Edison International. The decision authorized a base rate revenue requirement of $4.829 billion for 2009. The CPUC also authorized a methodology for calculating post-test year revenue requirements that would result in an approximate revenue requirement of $5.035 billion in 2010, and $5.254 billion in 2011. Based on the approved revenue requirements, SCE forecasts its total capital expenditures for the period 2009 to 2013 to be in the range of $16.7 billion to $20.4 billion, of which $2.8 billion to $3.4 billion would be spent in 2009.

The decision is retroactive to January 1, 2009. The balance in the account established to record the recovery of the authorized rate increase since that date will be recovered in rates over the next 12 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)

/s/ Linda G. Sullivan
Linda G. Sullivan
Vice President and Controller

Date: March 16, 2009